For:  Frozen Food Express			From:  Mike Engleman
      Industries, Inc.                         Mike Engleman/Associates
Listed:  Nasdaq (FFEX)                         11308 Valleydale
Company Contacts:					       Dallas, TX  75230
  Stoney M. (Mit) Stubbs, Jr. (CEO)            (214) 373-6464
  F. Dixon McElwee, Jr. (CFO)
  (214) 630-8090

For Immediate Release
---------------------

                     Frozen Food Express Industries
                  Reports Improved Third Quarter Results

	Dallas, Texas, October 25, 2002-Frozen Food Express Industries, Inc. (Nasdaq: FFEX) today reported improved results from freight operations and net income for the third quarter of 2002 when compared to the same quarter of 2001.
	"We have continued to see demand for our services improve, especially in our full-truckload operations," said Stoney M. (Mit) Stubbs, Jr., chairman and chief executive officer.
	Mr. Stubbs cited an improving economy as "contributing some to the better demand," but said that a weak market for trucking services during the past two years, coupled with rising operating costs "have taken thousands of trucks off the road, improving business for those truckers who have survived."
	"This stronger demand has enabled us to raise some of our freight rates, something we've not been able to do much of for some time," he added. "Most of the improved demand is for our full-truckload services, but we're beginning to see some light shine on our less-than-truckload operations. More like moonlight, rather than sunshine, but light nevertheless."
	Demand for the company's less-than-truckload (LTL) services began to weaken in 1999 and management spent most of last year realigning its LTL system. "We're still tweaking it, but after two years of fighting this thing, we're beginning to see some improvement," Mr. Stubbs said.
   	"Our fourth quarter is the wild card," Mr. Stubbs explained. "For a number of reasons, the fourth quarter can be fairly good or it can be rotten. Although we're seeing what we believe to be a stronger demand for our services, there's just no way to know what kind of fourth quarter, and year, we'll have. It's a little early for us to be forecasting clear and sunshiny skies for the remainder of the year."

Revenue and Income from Operations
----------------------------------
	Due to the sale of a major non-freight subsidiary in December of 2001, third quarter 2002 total revenue was 5.4% lower than last year's third quarter. However, the company's mainline business-freight transportation-generated 5.2% more revenue than 2001's third quarter. Revenue from fuel adjustment charges declined by about $750,000, but freight revenue before inclusion of fuel adjustments increased by 6.5%
as compared to the third quarter of 2001.  Operating income from freight operations improved by 180%, to $1,043,000.
	Claims and insurance expense for the third quarter of 2002 was $4.9 million, about the same as the third quarter of 2001, but $1.7 million more than the second quarter of 2002. In its second quarter
2002 earnings announcement, FFEX reported that during July of 2002 one of its trucks was involved in a major accident. That event was the primary contributor to the increase from the June 2002 quarter. Lower cargo and physical damage claims during the third quarter lessened the impact of the July 2002 accident.
	"While we are pleased with our improved freight operations", said Mr. Stubbs,"the same is not the case for our non-freight operations. For the third quarter of 2002, we incurred a loss from our non-freight operations of $1,086,000, as compared to an operating profit of
$446,000 in the third quarter of 2001".   Mr. Stubbs explained that
"We sold most of our non-freight business in December of 2001. The remaining business has significant inventories of refrigeration equipment and air conditioning parts that are slow-moving. Because customer demand for such parts is usually strongest during the summer and early fall we intensified our efforts to sell these parts during this year's third quarter, but our success was limited by a number of factors. Accordingly, during the third quarter of 2002, we lowered our expectations about how much those parts are worth, and we recorded as expense the difference between the amount we expect to receive on sale or other disposition of the parts and what we paid for them. The inventory write-down was the cause of our third quarter loss from non-freight operations."
	Including the results from both its freight and non-freight operations, FFEX reported that its loss from operations for the third quarter of 2002 was $43,000 as compared to an operating profit of $818,000 for the same period of 2001.
	For the nine months ended September 30, 2002, freight revenue improved by $3.3 million, to $250.2 million, but due to the sale of non-freight operations, year-to-date non-freight revenue fell by almost $30 million, to $10.3 million. Income from operations for the first nine months of 2002 was $110,000, as compared to last year's $843,000.

Pre-Tax Results
---------------
	For the third quarter of 2002, FFEX reported a pre-tax loss of $540,000, compared to pre-tax income of $474,000 in the same quarter of 2001. For 2002's nine-month period, FFEX incurred a pre-tax loss of $1,140,000, compared to 2001's nine-month pre-tax loss of $412,000.

Income Taxes and Net Income
---------------------------
	During the third quarter of 2002, FFEX reported a benefit from income taxes of $3.8 million. F. Dixon McElwee, CFO, explained, "In certain prior years, we recorded income tax deductions for interest paid on loans against insurance policies as allowed under the U.S. Tax Code. Due to the uncertainty of such deductions, we maintained a reserve for the contingent expense that could have resulted from any related tax assessments. By September 30, 2002, the risk of a tax assessment had ended and the reserve for any related expense was no longer required. Accordingly, during the quarter ended September 30, 2002, we reversed the amount of the reserve of approximately $4.0 million as a non-recurring reduction of our income tax expense."
	Net income for the third quarter of 2002 was $3,383,000, or 20 cents a share, compared to $277,000, or 2 cents a share for the same
quarter of 2001.   For the nine months ended September 30, 2002 and
2001, net income was $2,827,000 as compared to a net loss of $359,000 for the first nine months of 2001.

About FFEX
----------
 	Frozen Food Express Industries, Inc. is the largest publicly-owned, temperature-controlled carrier of perishable goods (primarily food products, health care supplies and confectionery items) on the North American continent. Its services extend from Canada, throughout the 48 contiguous United States, into Mexico. The refrigerated trucking company is the only one serving this market that is full-service-providing full-truckload, less-than-truckload and distribution transportation of refrigerated and frozen products. Its refrigerated less-than-truckload operation is also the largest on the North American continent.

Forward-Looking Statements
--------------------------
     This report contains information and forward-looking statements that are based on management's current beliefs and expectations and assumptions which are based upon information currently available. Forward-looking statements include statements relating to plans, strategies, objectives, expectations, intentions, and adequacy of resources, and may be identified by words such as "will", "could", "should", "believe", "expect", intend", "plan", "schedule",
"estimate", "project" and similar expressions. These statements are based on current expectations and are subject to uncertainty and change.
	Although management believes that the expectations reflected in such forward-looking statements are reasonable, there can be no assurance that such expectations will be realized. Should one or more of the risks or uncertainties underlying such expectations not materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected.
	Among the key factors that are not within management's control and that may have a bearing on operating results are demand for the company's services and products, and its ability to meet that demand, which may be affected by, among other things, competition, weather conditions and the general economy, the availability and cost of labor, the ability to negotiate favorably with lenders and lessors, the effects of terrorism and war, the availability and cost of equipment, fuel and supplies, the market for previously-owned equipment, the impact of changes in the tax and regulatory environment in which the company operates, operational risks and insurance, risks associated with the technologies and systems used and the other risks and uncertainties described in the company's filings with the Securities and Exchange Commission.

For the Three months ended Sept 30:        2002                     2001
                                           ----                     ----

Revenue                                $92,855,000              $98,129,000
(Loss) income from Operations              (43,000)                 818,000
Net Income                               3,383,000                  277,000
Net Income per share
          Basic                               0.20                     0.02
          Diluted                             0.20                     0.02
Weighted average shares outstanding:
          Basic                         16,604,000               16,388,000
          Diluted                       16,741,000               16,405,000


For the Nine months ended Sept 30:         2002                     2001
                                           ----                     ----

Revenue                               $260,440,000             $286,890,000
Income from Operations                     110,000                  843,000
Net Income (Loss)                        2,827,000                 (359,000)
Net Income (Loss) per share
          Basic                               0.17                    (0.02)
          Diluted                             0.17                    (0.02)
Weighted average shares outstanding:
          Basic                         16,545,000               16,364,000
          Diluted                       16,691,000               16,364,000